Exhibit (a)(1)(F)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS

CONFIRMING RECEIPT OF NOTICE OF WITHDRAWAL

Date:
To:
From:	EnteroMedics Inc.
Re:	Confirmation of Receipt of Notice of Withdrawal

This message confirms that we have received your Notice of Withdrawal pursuant to the Exchange Offer. This means that you have withdrawn all of your Eligible Options from the Exchange Offer and that you have revoked your previous acceptance of our offer to exchange your Eligible Options for New Options. You will not receive any New Options. You will retain your Eligible Options previously tendered for exchange with their existing terms, exercise prices, vesting schedules and other terms and conditions. Your Eligible Options will continue to be governed by the 2003 Stock Incentive Plan under which they were originally granted and by your applicable existing stock option agreements with EnteroMedics.

If you change your mind and wish to tender your Eligible Options in the Exchange Offer, your new properly completed Election to Participate must be sent to us either by email or by registered mail or courier and received on or before 6:00 p.m. Central Time on the Expiration Date of the Exchange Offer.